EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Second Quarter Fiscal 2019 Results

•	Net sales $734 million, growth of 5%

•	Diluted EPS $0.97, growth of 23%; adjusted diluted EPS $0.95, growth of 21%

•	Returned $138 million to shareholders through share repurchases and dividends in the first half of fiscal 2019

•	Company reaffirms full year fiscal 2019 outlook

◦	Net sales growth of 1% to 2%

◦	Adjusted diluted EPS growth of 4% to 6%
ATLANTA, July 25, 2019 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its second quarter fiscal 2019 results.
“We achieved our sales and earnings growth objectives in the second quarter,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Our growth was driven by our retail and wholesale businesses, and reflects good demand for our spring and summer product offerings.  Given the strength of our product offerings and related marketing strategies, we are expecting good growth in the second half and reaffirming our sales and earnings growth objectives for 2019.”
Consolidated Results
Second Quarter of Fiscal 2019 compared to Second Quarter of Fiscal 2018
Net sales increased $38.2 million, or 5.5%, to $734.4 million, driven by growth in the Company’s U.S. Retail and U.S. Wholesale segments, partially offset by a decline in net sales in the International segment. Changes in foreign currency exchange rates in the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018 adversely affected consolidated net sales in the second quarter of fiscal 2019 by $2.1 million, or 0.3%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 5.8% in the second quarter of fiscal 2019.

Operating income in the second quarter of fiscal 2019 increased $7.5 million, or 13.2%, to $64.5 million, compared to $57.0 million in the second quarter of fiscal 2018. Second quarter fiscal 2019 results include a $0.7 million reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017. Operating margin increased 60 basis points to 8.8%, compared to 8.2% in the second quarter of fiscal 2018.
Adjusted operating income (a non-GAAP measure which excludes the reversal of restructuring costs in the second quarter of fiscal 2019 noted above) increased $6.8 million, or 11.9%, to $63.8 million, compared to $57.0 million in the second quarter of fiscal 2018. Adjusted operating margin (a non-GAAP measure) increased 50 basis points to 8.7%, compared to 8.2% in the second quarter of fiscal 2018, which principally reflects sales growth and expense leverage.
Net income in the second quarter of fiscal 2019 increased $6.7 million, or 17.9%, to $43.9 million, or $0.97 per diluted share, compared to $37.3 million, or $0.79 per diluted share, in the second quarter of fiscal 2018.
Adjusted net income (a non-GAAP measure which excludes the reversal of restructuring costs in the second quarter of fiscal 2019 noted above) increased $6.1 million, or 16.4%, to $43.4 million, compared to $37.3 million in the second quarter of fiscal 2018. Adjusted earnings per diluted share (a non-GAAP measure) in the second quarter of fiscal 2019 increased 21.1% to $0.95, compared to $0.79 in the second quarter of fiscal 2018.
First Half of Fiscal 2019 compared to First Half of Fiscal 2018
Net sales increased $23.5 million, or 1.6%, to $1.5 billion, driven by growth in the Company’s U.S. Retail and U.S. Wholesale segments, partially offset by a net sales decline in the International segment. Changes in foreign currency exchange rates in the first half of fiscal 2019 compared to the first half of fiscal 2018 adversely affected consolidated net sales in the first half of fiscal 2019 by $5.1 million, or 0.4%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 2.0% in the first half of fiscal 2019.
Operating income in the first half of fiscal 2019 increased $8.0 million, or 6.8%, to $125.2 million, compared to $117.3 million in the first half of fiscal 2018. Fiscal 2019 first half results include a net benefit of $1.2 million, comprised of a favorable recovery in value of China-related inventories and a reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017, offset in part by costs related to organizational restructuring. Fiscal 2018 first half results include $12.4 million in net charges, principally related to the bankruptcy of a wholesale customer, Toys “R” Us. Operating margin increased 40 basis points to 8.5%, compared to 8.1% in the first half of fiscal 2018.
Adjusted operating income (a non-GAAP measure which excludes the unusual items noted in the prior paragraph) decreased $5.6 million, or 4.3%, to $124.1 million, compared to $129.7 million in the first half of fiscal 2018. Adjusted operating margin (a non-GAAP measure) decreased 50 basis points to 8.4%, compared to 8.9% in the first half of fiscal 2018, which principally reflects changes in channel and customer mix and higher distribution and freight expenses, partially offset by the elimination of operating losses in China due to the transition of the Company’s business model in this market.
Net income in the first half of fiscal 2019 decreased $1.3 million, or 1.7%, to $78.4 million, or $1.72 per diluted share, compared to $79.7 million, or $1.68 per diluted share, in the first half of fiscal 2018. Fiscal 2019 first half results include after-tax net charges totaling $4.6 million related to early extinguishment of debt, in addition to the favorable recovery in value of China-related inventories, retail store restructuring, and organizational restructuring items noted above. Fiscal 2018 first half results include after-tax net charges totaling $9.5 million, principally related to the wholesale customer bankruptcy noted above.
Adjusted net income (a non-GAAP measure which excludes the unusual items noted above) decreased $6.2 million, or 7.0%, to $83.0, compared to $89.2 million in the first half of fiscal 2018. Adjusted earnings per diluted share (a non-GAAP measure) in the first half of fiscal 2019 decreased 3.0% to $1.82, compared to $1.88 in the first half of fiscal 2018.
Cash flow from operations in the first half of fiscal 2019 was $104.5 million compared to $103.1 million in the first half of fiscal 2018. The increase was primarily due to the timing of payments by customers, partially offset by higher payments for inventory.
See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
Business Segment Results
U.S. Retail Segment
Second Quarter of Fiscal 2019 compared to Second Quarter of Fiscal 2018
U.S. Retail segment sales increased $21.1 million, or 5.3%, to $423.1 million. U.S. Retail comparable sales increased 3.8%, reflecting growth in both retail store and eCommerce sales. The Company believes second quarter fiscal 2019 comparable sales benefited from the later timing of Easter in 2019 compared to 2018.
In the second quarter of fiscal 2019, the Company opened five stores and closed six stores in the United States.
First Half of Fiscal 2019 compared to First Half of Fiscal 2018
U.S. Retail segment sales increased $14.4 million, or 1.8%, to $800.2 million. U.S. Retail comparable sales increased 0.1%, reflecting growth in eCommerce sales which was offset by a decline in store sales.
In the first half of fiscal 2019, the Company opened nine stores and closed 20 stores in the United States. As of the end of the second quarter of fiscal 2019, the Company operated 833 retail stores in the United States.
U.S. Wholesale Segment
Second Quarter of Fiscal 2019 compared to Second Quarter of Fiscal 2018
U.S. Wholesale segment net sales increased $19.6 million, or 9.4%, to $229.1 million, driven by increased demand for the Company’s exclusive brands.
First Half of Fiscal 2019 compared to First Half of Fiscal 2018
U.S. Wholesale segment net sales increased $14.1 million, or 2.9%, to $504.5 million, reflecting increased demand for the Company’s exclusive brands, partially offset by discontinued sales to Toys “R” Us, Bon-Ton, and Sears. Toys “R” Us, Bon-Ton, and Sears in aggregate contributed approximately $16 million to net sales in the first half of 2018.
International Segment
Second Quarter of Fiscal 2019 compared to Second Quarter of Fiscal 2018
International segment net sales decreased $2.5 million, or 3.0%, to $82.2 million, reflecting the transition of the Company’s business model in China and lower sales in other markets outside of North America, partially offset by increased demand in Mexico.
Changes in foreign currency exchange rates in the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018 adversely affected International segment net sales in the second quarter of fiscal

2019 by $2.1 million, or 2.5%. On a constant currency basis (a non-GAAP measure), International segment net sales declined 0.5%.
In the first quarter of fiscal 2019, the Company completed the transition of its China retail and wholesale operations to a licensing arrangement with a China-based retailer and wholesaler of young children’s apparel.
First Half of Fiscal 2019 compared to First Half of Fiscal 2018
International segment net sales decreased $5.1 million, or 2.9%, to $170.8 million, reflecting lower demand in Canada and the change in business model in China, partially offset by growth in Mexico and various markets outside of North America.
Changes in foreign currency exchange rates in the first half of fiscal 2019 compared to the first half of fiscal 2018 adversely affected International segment net sales in the first half of fiscal 2019 by $5.1 million, or 2.9%. On a constant currency basis (a non-GAAP measure), International segment net sales were comparable to 2018.
As of the end of the second quarter of fiscal 2019, the Company operated 189 retail stores in Canada and 42 retail stores in Mexico.
Return of Capital
In the second quarter and first half of fiscal 2019, the Company returned to shareholders a total of $75.0 million and $137.7 million, respectively, through share repurchases and cash dividends as described below.
During the second quarter of fiscal 2019, the Company repurchased and retired 545,620 shares of its common stock for $52.5 million at an average price of $96.18 per share. In the first half of fiscal 2019, the Company repurchased and retired 1,005,877 shares of its common stock for $92.4 million at an average price of $91.90 per share. Fiscal year-to-date through July 24, 2019, the Company has repurchased and retired a total of 1,169,588 shares for $107.7 million at an average price of $92.11 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of July 24, 2019, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $285 million.
In the second quarter of fiscal 2019, the Company paid a cash dividend of $0.50 per share totaling $22.5 million. In the first half of fiscal 2019, the Company paid cash dividends of $0.50 per share each quarter totaling $45.3 million. Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2019 Business Outlook
For the third quarter of fiscal 2019, the Company projects net sales will increase approximately 1% compared to the third quarter of fiscal 2018 and adjusted diluted earnings per share will increase approximately 3% to 4% compared to adjusted diluted earnings per share of $1.61 in the third quarter of fiscal 2018.
For fiscal 2019, consistent with its previously-issued outlook, the Company projects net sales will increase approximately 1% to 2% compared to fiscal 2018 and adjusted diluted earnings per share will increase approximately 4% to 6% compared to adjusted diluted earnings per share of $6.29 in fiscal 2018. This fiscal 2019 adjusted earnings forecast excludes the following pre-tax items: 1) charges totaling $7.8 million related to early extinguishment of debt; 2) expenses of $1.6 million related to organizational restructuring; 3) a benefit of $2.1 million related to a favorable recovery in value of China-related inventories, and 4) a $0.7 million reversal of store restructuring costs previously recorded during the third quarter of fiscal 2017.
The Company believes these non-GAAP measurements provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company’s executive management to assess the Company’s performance.
Adoption of New Accounting Standard
Beginning in fiscal 2019, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 842, Leases (“ASC 842”), which requires substantially all of its operating leases, including retail leases, to be recorded on the balance sheet as a right-of-use asset and lease liability. The adoption of ASC 842 had a material impact on the Company’s consolidated balance sheets, but did not have a material impact on its consolidated income statements or statements of cash flows.
Conference Call
The Company will hold a conference call with investors to discuss second quarter fiscal 2019 results and its business outlook on July 25, 2019 at 8:30 a.m. Eastern Daylight Time. To participate in the call, please dial 334-323-0501. To listen to a live broadcast via the internet and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through August 4, 2019, at

888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 5418782. The replay will also be archived online on the “Webcasts & Presentations” page noted above.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, and www.cartersoshkosh.ca. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the third quarter of fiscal 2019 and fiscal year 2019, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among the risks and uncertainties that may impact future results are the risks of: financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; our products not being accepted in the marketplace due to quality concerns, changes in consumer preference and fashion trends, or otherwise; losing one or more major customers, vendors, or licensees due to competition, inadequate quality of the Company’s products, or otherwise; negative publicity, including as a result of product recalls or otherwise; a failure to protect the Company’s intellectual property; a failure to meet regulatory requirements, including those relating to product quality and safety; extreme or unseasonable weather conditions; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; deflationary pressures on our selling price and increases in production costs; unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing operations, including unexpected changes in regulatory requirements and maintaining compliance with worldwide anti-bribery laws; disruptions, slow-downs, or strikes in the Company’s supply chain, including disruptions resulting from increases in the cost of raw materials or labor, foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; failure to successfully integrate acquired businesses; fluctuations in foreign currency exchange rates; the imposition of new regulations relating to imports, tariffs, duties, or taxes; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$734,384	$696,197	$1,475,442	$1,451,983
Cost of goods sold	411,388	386,239	836,579	809,548
Gross profit	322,996	309,958	638,863	642,435
Royalty income, net	9,635	10,355	18,179	18,349
Selling, general, and administrative expenses	268,155	263,343	531,807	543,505
Operating income	64,476	56,970	125,235	117,279
Interest expense	9,072	7,937	18,701	15,922
Interest income	(509)	(225)	(737)	(391)
Other expense (income), net	202	975	(9)	593
Loss on extinguishment of debt	—	—	7,823	—
Income before income taxes	55,711	48,283	99,457	101,155
Provision for income taxes	11,774	11,015	21,054	21,418
Net income	$43,937	$37,268	$78,403	$79,737

Basic net income per common share	$0.97	$0.80	$1.73	$1.70
Diluted net income per common share	$0.97	$0.79	$1.72	$1.68
Dividend declared and paid per common share	$0.50	$0.45	$1.00	$0.90

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Two Fiscal Quarters Ended
	June 29, 2019	% of Total Net Sales	June 30, 2018	% of Total Net Sales	June 29, 2019	% of Total Net Sales	June 30, 2018	% of Total Net Sales
Net sales:
U.S. Retail (a)	$423,128	57.6%	$402,021	57.7%	$800,182	54.2%	$785,762	54.1%
U.S. Wholesale	229,091	31.2%	209,476	30.1%	504,458	34.2%	490,309	33.8%
International (b)	82,165	11.2%	84,700	12.2%	170,802	11.6%	175,912	12.1%
Total net sales	$734,384	100.0%	$696,197	100.0%	$1,475,442	100.0%	$1,451,983	100.0%

Operating income (loss):		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail (c)	$51,146	12.1%	$45,428	11.3%	$75,095	9.4%	$74,947	9.5%
U.S. Wholesale (d)	35,335	15.4%	30,338	14.5%	90,791	18.0%	80,610	16.4%
International (e) (f)	4,257	5.2%	4,312	5.1%	9,216	5.4%	8,073	4.6%
Corporate expenses (g) (h)	(26,262)		(23,108)		(49,867)		(46,351)
Total operating income	$64,476	8.8%	$56,970	8.2%	$125,235	8.5%	$117,279	8.1%

(a)	Includes retail store and eCommerce results.

(b)	Includes international retail, eCommerce, and wholesale sales.

(c)
Fiscal quarter and two fiscal quarters ended June 29, 2019 includes a $0.7 million reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017. Two fiscal quarters ended June 30, 2018 includes insurance recovery of approximately $0.4 million associated with storm-related store closures.

(d)	Two fiscal quarters ended June 30, 2018 includes $12.8 million of charges related to a customer bankruptcy.

(e)	Includes international licensing royalty income.

(f)	Two fiscal quarters ended June 29, 2019 includes a benefit of $2.1 million related to the favorable recovery in value of China-related inventories.

(g)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, legal, consulting, and audit fees.

(h)	Two fiscal quarters ended June 29, 2019 includes $1.6 million in charges related to organizational restructuring.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 29, 2019	December 29, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$118,458	$170,077	$183,202
Accounts receivable, net	168,176	258,259	152,517
Finished goods inventories	697,559	574,226	663,263
Prepaid expenses and other current assets	56,813	40,396	51,955
Total current assets	1,041,006	1,042,958	1,050,937
Property, plant, and equipment, net of accumulated depreciation of $486,319, $448,898, and $430,834, respectively	333,600	350,437	364,223
Operating lease assets	705,631	—	—
Tradenames, net	365,567	365,692	365,817
Goodwill	228,860	227,101	228,555
Customer relationships, net	42,825	44,511	46,222
Other assets	29,671	28,159	27,775
Total assets	$2,747,160	$2,058,858	$2,083,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$232,869	$199,076	$216,931
Current operating lease liabilities	154,719	—	—
Other current liabilities	85,483	128,345	95,685
Total current liabilities	473,071	327,421	312,616

Long-term debt, net	604,377	593,264	682,778
Deferred income taxes	91,190	87,347	85,755
Long-term operating lease liabilities	688,650	—	—
Other long-term liabilities	61,975	181,393	192,051
Total liabilities	$1,919,263	$1,189,425	$1,273,200

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at June 29, 2019, December 29, 2018, and June 30, 2018	$—	$—	$—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 44,868,563, 45,629,014 and 46,565,443 shares issued and outstanding at June 29, 2019, December 29, 2018 and June 30, 2018, respectively	449	456	466
Accumulated other comprehensive loss	(36,561)	(40,839)	(35,532)
Retained earnings	864,009	909,816	845,395
Total stockholders' equity	827,897	869,433	810,329
Total liabilities and stockholders' equity	$2,747,160	$2,058,858	$2,083,529

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Two Fiscal Quarters Ended
	June 29, 2019	June 30, 2018
Cash flows from operating activities:
Net income	$78,403	$79,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	44,991	41,989
Amortization of intangible assets	1,874	1,845
Amortization of debt issuance costs	737	865
Stock-based compensation expense	9,807	10,266
Unrealized foreign currency exchange (gain) loss, net	(142)	202
Provisions for (recoveries of) doubtful accounts receivable from customers	(2,869)	11,511
Loss on extinguishment of debt	7,823	—
Loss on disposal of property, plant, and equipment, net of recoveries	385	478
Deferred income taxes	4,268	1,400
Effect of changes in operating assets and liabilities:
Accounts receivable	93,315	76,364
Finished goods inventories	(120,446)	(117,469)
Prepaid expenses and other assets	(722,312)	129
Accounts payable and other liabilities	708,631	(4,254)
Net cash provided by operating activities	104,465	103,063

Cash flows from investing activities:
Capital expenditures	$(24,992)	$(31,750)
Acquisitions of businesses, net of cash acquired	—	96
Disposals and recoveries from property, plant, and equipment	749	373
Net cash used in investing activities	(24,243)	(31,281)

Cash flows from financing activities:
Proceeds from senior notes due 2027	$500,000	$—
Payment of senior notes due 2021	(400,000)	—
Premiums paid to extinguish debt	(5,252)	—
Payment of debt issuance costs	(5,793)	—
Borrowings under secured revolving credit facility	80,000	150,000
Payments on secured revolving credit facility	(166,000)	(85,000)
Repurchases of common stock	(92,443)	(89,093)
Dividends paid	(45,260)	(42,267)
Withholdings from vestings of restricted stock	(4,126)	(6,667)
Proceeds from exercises of stock options	6,346	7,376
Net cash used in financing activities	(132,528)	(65,651)

Effect of exchange rate changes on cash and cash equivalents	687	(1,423)
Net (decrease) / increase in cash and cash equivalents	(51,619)	4,708
Cash and cash equivalents, beginning of period	170,077	178,494
Cash and cash equivalents, end of period	$118,458	$183,202

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended June 29, 2019
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$323.0	44.0%	$268.2	36.5%	$64.5	8.8%	$43.9	$0.97
Store restructuring costs (b) (c)	—		0.7		(0.7)		(0.6)	(0.01)
As adjusted (a)	$323.0	44.0%	$268.9	36.6%	$63.8	8.7%	$43.4	$0.95

	Two Fiscal Quarters Ended June 29, 2019
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$638.9	43.3%	$531.8	36.0%	$125.2	8.5%	$78.4	$1.72
Debt extinguishment loss (d)	—		—		—		6.0	0.13
Organizational restructuring costs (c) (e)	—		(1.6)		1.6		1.3	0.03
Store restructuring costs (b) (c)	—		0.7		(0.7)		(0.6)	(0.01)
China business model change (f)	(2.1)		—		(2.1)		(2.1)	(0.05)
As adjusted (a)	$636.8	43.2%	$530.9	36.0%	$124.1	8.4%	$83.0	$1.82

	Two Fiscal Quarters Ended June 30, 2018
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$642.4	44.2%	$543.5	37.4%	$117.3	8.1%	$79.7	$1.68
Customer bankruptcy charges (c) (g)	—		(12.8)		12.8		9.8	0.21
Store restructuring costs (c) (h)	—		0.4		(0.4)		(0.3)	(0.01)
As adjusted (a)	$642.4	44.2%	$531.1	36.6%	$129.7	8.9%	$89.2	$1.88

	Fiscal Quarter Ended September 29, 2018
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$387.5	41.9%	$294.1	31.8%	$103.6	11.2%	$71.8	$1.53
China business model change (f)	2.5		(1.1)		3.5		3.5	0.08
As adjusted (a)	$389.9	42.2%	$293.0	31.7%	$107.1	11.6%	$75.3	$1.61

	Fiscal Year Ended December 29, 2018
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$1,497.5	$1,145.0	$391.4	$282.1	$6.00
Customer bankruptcy charges, net (c) (g)	—	(10.9)	10.9	8.3	0.18
China business model change (f)	3.9	(1.4)	5.3	5.3	0.11
Store restructuring costs (c) (h)	—	0.4	(0.4)	(0.3)	(0.01)
As adjusted (a)	$1,501.4	$1,133.1	$407.3	$295.4	$6.29

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)	Reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017.

(c)
The difference between the impacts on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

(d)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(e)	Costs associated with severance as a result of an organizational restructuring.

(f)	Net costs associated with transitioning to a full licensing model in China.

(g)	Related to the Toys "R" Us bankruptcy.

(h)	Insurance recovery associated with unusual storm-related store closures.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	44,706,307	46,437,093	44,888,552	46,604,599
Dilutive effect of equity awards	332,070	509,545	310,479	563,137
Diluted number of common and common equivalent shares outstanding	45,038,377	46,946,638	45,199,031	47,167,736
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$43,937	$37,268	$78,403	$79,737
Income allocated to participating securities	(396)	(276)	(685)	(600)
Net income available to common shareholders	$43,541	$36,992	$77,718	$79,137
Basic net income per common share	$0.97	$0.80	$1.73	$1.70
Diluted net income per common share:
Net income	$43,937	$37,268	78,403	79,737
Income allocated to participating securities	(395)	(274)	(683)	(596)
Net income available to common shareholders	$43,542	$36,994	77,720	79,141
Diluted net income per common share	$0.97	$0.79	$1.72	$1.68
As adjusted (a):
Basic net income per common share:
Net income	$43,382	$37,268	$83,005	$89,224
Income allocated to participating securities	(391)	(276)	(728)	(674)
Net income available to common shareholders	$42,991	$36,992	$82,277	$88,550
Basic net income per common share	$0.96	$0.80	$1.83	$1.90
Diluted net income per common share:
Net income	$43,382	$37,268	$83,005	$89,224
Income allocated to participating securities	(390)	(274)	(725)	(670)
Net income available to common shareholders	$42,992	$36,994	$82,280	$88,554
Diluted net income per common share	$0.95	$0.79	$1.82	$1.88

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.6 million and $4.6 million in after-tax expenses from these results for the fiscal quarter and two fiscal quarters ended June 29, 2019, respectively. The Company has excluded $9.5 million in after-tax expenses from these results for the two fiscal quarters ended June 30, 2018.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Two Fiscal Quarters Ended		Four Fiscal Quarters Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018	June 29, 2019
Net income	$43.9	$37.3	$78.4	$79.7	$280.7
Interest expense	9.1	7.9	18.7	15.9	37.3
Interest income	(0.5)	(0.2)	(0.7)	(0.4)	(0.9)
Income tax expense	11.8	11.0	21.1	21.4	73.5
Depreciation and amortization	23.3	21.8	46.9	43.8	92.7
EBITDA	$87.6	$77.8	$164.3	$160.5	$483.4

Adjustments to EBITDA
Debt extinguishment loss (a)	—	—	7.8	—	7.8
China business model change, net (b)	—	—	(2.1)	—	3.2
Organizational restructuring costs (c)	—	—	1.6	—	1.6
Store restructuring costs (d)	(0.7)	—	(0.7)	(0.4)	(0.7)
Customer bankruptcy charges, net (e)	—	—	—	12.8	(1.9)
Adjusted EBITDA	$86.8	$77.8	$170.9	$172.9	$493.5

(a)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(b)	Net costs associated with transitioning to a full licensing model in China.

(c)	Costs associated with severance as a result of an organizational restructuring.

(d)
Fiscal periods ended June 29, 2019 include a reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017. Two fiscal quarters ended June 30, 2018 includes insurance recovery associated with storm-related store closures.

(e)	Related to the Toys "R" Us bankruptcy.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (e) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and two fiscal quarters ended June 29, 2019:

	Fiscal Quarter Ended
	Reported Net Sales June 29, 2019	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 29, 2019	Reported Net Sales June 30, 2018	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$734.4	$(2.1)	$736.5	$696.2	5.5%	5.8%
International segment net sales	$82.2	$(2.1)	$84.2	$84.7	(3.0)%	(0.5)%

	Two Fiscal Quarters Ended
	Reported Net Sales June 29, 2019	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 29, 2019	Reported Net Sales June 30, 2018	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,475.4	$(5.1)	$1,480.5	$1,452.0	1.6%	2.0%
International segment net sales	$170.8	$(5.1)	$175.9	$175.9	(2.9)%	—%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.